Exhibit (a)(1)

CERTIFICATE OF FORMATION

OF

Fundrise Real Estate Interval Fund II, LLC

This Certificate of Formation of Fundrise Real Estate Interval Fund II, LLC (the "LLC"), dated as of January 17, 2025, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST. The name of the limited liability company is Fundrise Real Estate Interval Fund II, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Brandon Jenkins
Name: Brandon Jenkins
Title: Authorized Person